FLAG FINANCIAL CORPORATION




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 15, 2003

To the Shareholders of Flag Financial Corporation:

     The 2003 Annual Meeting of Shareholders of Flag Financial Corporation (the "Company") will be held at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, on Tuesday, April 15, 2003, at 2:00 p.m., for the purposes of:

     (1) Electing three directors to serve for the term indicated in the accompanying Proxy Statement;

     (2) Ratifying the appointment of Porter Keadle Moore, LLP as the Company's independent accountants for fiscal 2003; and

     (3) Transacting any other business as properly may come before the Annual Meeting or any adjournments of the meeting.

     The Board of Directors has set February 21, 2003, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

     I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box at the bottom of your proxy card so that we can make proper arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as soon as possible. Returning your proxy will help insure the greatest number of shareholders is present either in person or by proxy. If you attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.


                            By Order of the Board of Directors,




                            Joseph W. Evans
                            Chairman of the Board, President and Chief Executive Officer

Atlanta, Georgia
March 7, 2003


     Please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card in the postage-paid envelope. You can spare your company the expense of further proxy solicitation by returning your proxy card promptly.

                           FLAG FINANCIAL CORPORATION

                                 ---------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 15, 2003

                                 ---------------

                                  INTRODUCTION

Time and Place of the Meeting

     The Company's Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the 2003 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 15, 2003, at 2:00 p.m. local time at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, and at any adjournment of the meeting.

Record Date and Mailing Date

     The close of business on February 21, 2003 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about March 7, 2003.

Number of Shares Outstanding

     As of the close of business on the Record Date, the Company had 20,000,000 shares of Common Stock, $1.00 par value, authorized, of which 8,391,540 shares were outstanding. Each outstanding share is entitled to one vote on all matters to be presented at the meeting.


                          VOTING AT THE ANNUAL MEETING

Procedures for Voting by Proxy

     The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. You should specify your choices with regard to the proposals on the proxy card. If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on your proxy card.

     If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your signed and dated proxy card will be voted FOR each of the proposals described in this Proxy Statement. If any nominee for election to the board of directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the board of directors. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board of Directors is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

Revoking Your Proxy

     Returning your proxy does not affect your right to vote in person if you attend the Annual Meeting. You can revoke your proxy at any time before it is voted by delivering to J. Daniel Speight, Secretary of the Company, at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

     A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Only those votes actually cast for the election of a director, however, will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected. To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the board of directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. We do not know of any competing nominees.

     Abstentions. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

     Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposals but no vote on one or more other proposals are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Broker votes are permitted in connection with uncontested elections of directors and proposals to ratify the appointment of independent accountants. As a result, broker non-votes will not exist in connection with the Annual Meeting unless a non-discretionary proposal is properly brought before the meeting.

     The ratification of our independent accountants and the approval of any other matter that may properly come before the Annual Meeting requires the affirmative vote of a majority of shares of common stock represented in person or by valid proxy and entitled to vote on the matter. Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes.

Solicitation of Proxies

         The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors consists of eight members, including a Chairman and three Vice Chairmen. The Board is divided into three classes, which are as nearly equal in number as possible. Each class of directors serves staggered three-year terms. As a result, the term of office of one of the classes of directors expires each year at the Annual Meeting of Shareholders, and a new class is elected by the shareholders each year at that time.

Nominees

     At this Annual Meeting, the terms of the Class III directors listed below will expire. The Board of Directors has nominated each of these directors to stand for re-election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a three-year term that will expire at the 2006 Annual Meeting of Shareholders and upon the election and qualification of their successors. The Class III Director nominees are:

                           William H. Anderson, II
                           H. Speer Burdette, III
                           J. Thomas Wiley, Jr.

     If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Board of Directors may (1) designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (2) allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or (3) by resolution provide for a lesser number of directors.

     The Board of Directors unanimously recommends that shareholders vote FOR the proposal to re-elect each of the director nominees described above.

Information Regarding Nominees and Continuing Directors

     The following table shows information regarding the three nominees to serve as directors, as well as the five incumbent directors whose terms as directors will continue following the Annual Meeting. All of the directors of the Company except for Mr. Anderson, are also directors of Flag Bank, a wholly-owned subsidiary of the Company. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years. The ages shown are as of December 31, 2002.


                           Class III Director Nominees
                              Term Expiring in 2006

Name                       Age                Business Information

William H. Anderson, II    65       Mr. Anderson is Chairman and Chief Executive
                                    Officer of Southern Trust Corporation and various subsidiaries. He also served as Chairman of Century South Banks, Inc. from
                                    1997 to January 2002 and served as Chairman of Bank Corporation of Georgia prior to its 1997 merger into Century South.

H. Speer Burdette, III     50       Since January 2003, Mr. Burdette has been
                                    President and General Manager of Callaway
                                    Foundation, Inc. and the Fuller E. Callaway
                                    Foundation and President of Charitable
                                    Services Company. He was previously an
                                    owner, director, Vice President and
                                    Treasurer of J.K. Boatwright & Co., P.C., an accounting firm in LaGrange, Georgia. He has served as a director of the Company since
                                    1994 and as a director of Flag Bank or a predecessor of Flag Bank since 1993.

J. Thomas Wiley, Jr.       50       Mr. Wiley has served as the Company's Vice
                                    Chairman and Chief Banking Officer since
                                    November 2002. He served as its Executive
                                    Vice President and Chief Banking Officer from February 2002 to November 2002 and has served as President and Chief Executive
                                    Officer of Flag Bank since February 2002.
                                    From 1999 to January 2002, he served as
                                    Executive Vice President and Chief Banking
                                    Officer of Century South Banks, Inc. He
                                    served as President and Chief Executive
                                    Officer of AmeriBank, N.A., a subsidiary of Century South Banks, Inc. and previously of
                                    Bank Corporation of Georgia, from 1990 to
                                    1999. Mr. Wiley served in various capacities with Bank Corporation of Georgia beginning in 1982, being named Executive Vice
                                    President in 1989 and serving in that
                                    capacity until its merger with Century South
                                    Banks, Inc. in 1997.


                          Continuing Class I Directors
                              Term Expires in 2004

Name                       Age                 Business Information

David B. Dunaway           57       Mr. Dunaway has had his own law practice,
                                    the Law Office of David B. Dunaway in
                                    Thomaston, Georgia, since June 2002 and was previously a partner in the law firm of Adams, Barfield, Dunaway & Hankinson, LLP in
                                    Thomaston, Georgia. Mr. Dunaway has been a director of the Company since 1999 and of Flag Bank or a predecessor since 1976.

Joseph W. Evans            53       Mr. Evans has served as the Company's
                                    Chairman and Chief Executive Officer since
                                    February 2002 and was additionally appointed as its President in November 2002. He was employed by Bank Corporation of Georgia from 1980 to 1997, serving as its President and Chief Executive Officer from 1984 until its merger with Century South Banks, Inc. in
                                    1997. He was named President, Chief
                                    Operating Officer and Chief Financial
                                    Officer of Century South in 1997 and served as Chief Executive Officer from 2000 until
                                    January 2002.

J. Daniel Speight          46       Mr. Speight has served as the Company's Vice
                                    Chairman since November 2002 and as its
                                    Chief Financial Officer and Secretary since
                                    July 2002. From February 2002 to November
                                    2002, he also served as President of the Company. At the Bank level, he has served as Chairman since February 2002 and as Chief
                                    Financial Officer since July 2002.

                                    Mr. Speight served as Chief Executive
                                    Officer of the Company and President and Chief Executive Officer of Flag Bank from 1998 to February 2002. He also served as the Company's President from 1998 to 2000.

                                    Mr. Speight served as Chief Executive
                                    Officer and as a director of Middle Georgia
                                    Bankshares, Inc. from 1989 until 1998, when
                                    Middle Georgia Bankshares, Inc. merged with the Company. Mr. Speight has served as a director of the Company since 1998 and as a director of Flag Bank or a predecessor of Flag Bank since 1984.

                                    Mr. Speight also served in various executive positions for Citizens Bank beginning in 1984, including President and Chief Executive Officer, and served as the Chief Executive Officer of First Flag Bank from 1999 until December 2000, when First Flag Bank and Citizens Bank merged. Mr. Speight is also a director of Regan Holding Corp. in Petaluma, California.



                           Class II Director Nominees
                              Term Expiring in 2005

Name                       Age                 Business Information

StephenW.Doughty           51       Mr. Doughty has served as the Company's Vice
                                    Chairman and Chief Risk Management Officer since November 2002 and as its Executive
                                    Vice President and Chief Risk Management
                                    Officer from February 2002 to November 2002.
                                    He served as Executive Vice President, Chief
                                    Financial Officer and Chief Risk Management
                                    Officer of Century South Banks, Inc. from
                                    2000 to January 2002 and as its Executive
                                    Vice President and Chief Credit Officer from
                                    1997 to January 2002. Mr. Doughty joined
                                    Bank Corporation of Georgia in 1984, was named Executive Vice President in 1989 and served in that capacity until its merger into Century South in 1997.

James W. Johnson           61       Mr. Johnson is owner and President of
                                    McCranie Motor and Tractor Company, Inc., a retail seller of tractors and implement equipment in Unadilla, Georgia. Mr. Johnson has served as a director of the Company since 1998 and as a director of Flag Bank or a predecessor of Flag Bank since 1985. He is the former Chairman of the Board of Middle
                                    Georgia Bankshares, Inc. and served as the Chairman of the Board of Citizens Bank from 1999 until December 2000. He currently serves as a director of Taylor Regional
                                    Hospital in Hawkinsville, Georgia and Rock
                                    Tenn Corporation in Norcross, Georgia.




Executive Officers

     Messrs. Evans, Speight, Doughty and Wiley are also executive officers of the Company. Please see "Information Regarding Nominees and Continuing Directors" above for information about their titles, background and experience.

Management Stock Ownership

     The following table lists the number and percentage ownership of shares of common stock beneficially owned by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table, all current executive officers and directors as a group and each person known to management to own over five percent of the Company's outstanding common stock, based solely on reports on Schedule 13D or 13G filed with the Securities and Exchange Commission. Information relating to beneficial ownership of Company common stock is based upon "beneficial owner" concepts set forth in rules under the Securities and Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power" or "investment power" over the security. Voting power includes the power to vote or to direct the voting of the security, and investment power includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.


                                                     Amount and
                                                Nature of Beneficial         Percent
              Name                                   Ownership             of Total (%)
              ----                              --------------------       ------------

(a)     Directors and Named
         Executive Officers

         William H. Anderson, II                  417,625           (1)        4.9
         H. Speer Burdette, III                    41,022           (2)          *
         Stephen W. Doughty                       300,875           (3)        3.5
         David B. Dunaway                          66,997           (4)          *
         Joseph E. Evans                          360,200           (5)        4.2
         Charles O. Hinely                        120,208           (6)        1.4
         John S. Holle                            113,004           (7)        1.3
         James W. Johnson                         170,460           (8)        2.0
         J. Daniel Speight                        397,868           (9)        4.7
         J. Thomas Wiley, Jr                      302,600          (10)        3.5


                                                   Amount and
                                                Nature of Beneficial         Percent
              Name                                   Ownership             of Total (%)


         5% Shareholders

         Jeffrey L. Gendell                       445,000          (11)        5.3

(b)      All Directors and Current Executive
         Officers as a group
         (8 persons)                            2,057,647          (12)       22.4

(c)

-----------------------------

*        Represents less than one percent.

(1) Consists of (a) 12,625 shares held by Mr. Anderson, (b) 250,000 shares held by Southern Insurance Company, a controlled business entity, (c) 20,000 shares held by a trust, (d) 9,800 shares held by VHA Partners, a controlled business entity, (e) 5,000 shares subject to options exercisable within 60 days, and (f) 150,000 shares subject to exercisable warrants.

(2) Consists of (a) 6,298 shares held in Individual Retirement Accounts for the benefit of Mr. Burdette, and (b) 34,724 shares subject to options exercisable within 60 days.

(3) Consists of (a) 150,000 shares held by Mr. Doughty; (b) 875 shares held as custodian for Chandler Doughty; and (c) 150,000 shares subject to exercisable warrants.

(4) Consists of (a) 29,912 shares held by Mr. Dunaway, (b) 20,439 shares held by Mr. Dunaway's spouse, as to beneficial ownership is shared, (c) 4,146 shares held by Mr. Dunaway as custodian for D. Bruce Dunaway, and (d) 12,500 shares subject to options exercisable within 60 days.

(5) Consists of (a) 210,200 shares held by Mr. Evans and (b) 150,000 shares subject to exercisable warrants.

(6) Consists of (a) 24,913 shares held by Mr. Hinely, (b) 691 shares held in an Individual Retirement Account for the benefit of Mr. Hinely, (c) 1,832 shares held by Mr. Hinely's spouse, as to which beneficial ownership is shared, (d) 678 shares held by Mr. Hinely's spouse as custodian for Rebecca
     E. Hinely, (e) 5,677 shares issued pursuant to the Company's 401(k) Plan,
     (f) 62,417 shares subject to options exercisable within 60 days, and (g) 24,000 shares subject to exercisable warrants.

(7) Consists of (a) 21,818 shares held by Mr. Holle, (b) 31,230 shares issued pursuant to the Company's 401(k) Plan, (c) 53,956 shares subject to options exercisable within 60 days, and (d) 6,000 shares subject to exercisable warrants.

(8) Consists of (a) 64,377 shares held by Mr. Johnson, (b) 2,716 shares held by Mr. Johnson's spouse, as to which beneficial ownership is shared, (c) 84,010 shares held by McCranie Companies, Inc. Profit Sharing Plan for the benefit of Mr. Johnson, (d) 13,357 shares subject to options exercisable within 60 days, and (e) 6,000 shares subject to exercisable warrants.

(9) Consists of (a) 180,000 shares held by Mr. Speight, (b) 5,000 shares held by Mr. Speight as trustee for Patricia Ruth Davis, (c) 3,500 shares held by Mr. Speight as trustee for Anna Davis, (d) 1,677 shares held by Mr. Speight as custodian for Alex Speight, (e) 1,677 shares held by Mr. Speight as custodian for J. Daniel Speight, III, (f) 7,371 shares held in an Individual Retirement Account for the benefit of Mr. Speight, (g) 39,917 shares held by Sp8Co., Inc. as to which beneficial ownership is shared, (h) 18,645 shares issued pursuant to the Company's 401(k) Plan, (i) 110,081 shares subject to options exercisable within 60 days, and (j) 30,000 shares subject to exercisable warrants.

(10) Consists of (a) 152,000 shares held by Mr. Wiley, (b) 300 shares held as custodian for J. T. Wiley, III, (c) 300 shares held as custodian for James Wiley, and (d) 150,000 shares subject to exercisable warrants.

(11) Consists of shares owned of record by Tontine Financial Partners, L.P. ("TFP"), a Delaware limited partnership. Tontine Management, L.L.C. ("TM"), a Delaware limited liability company and the general partner of TFP, and Jeffrey L. Gendell, the managing member of TM, share voting and investment power with TFP with respect to the indicated shares. The address of TRP, TM and Mr. Gendell is 237 Park Avenue, 9th Floor, New York, New York 10017.

(12) Includes (a) 18,645 shares held in the Company's 401(k) Plan, (b) 175,662 shares subject to options exercisable within 60 days, and (c) 636,000 shares subject to exercisable warrants. Mr. Hinely and Mr. Holle are not currently executive officers of the Company.

Meetings and Committees of the Board of Directors

     The Board of Directors of the Company conducts its business through meetings of the full Board and through joint committees of the Boards of Directors of the Company and its subsidiary bank. The Company's committees include an Audit and Exam Committee, a Benefits and Compensation Committee, and an Executive Management Committee. During 2002, the Board of Directors held 12 meetings, the Audit and Exam Committee held four meetings and the Benefits and Compensation Committee held three meetings. The Executive Management Committee did not meet during 2002. Each director attended at least 75% of all meetings of the full Board of Directors and of each committee of the Board of which he or she is a member.

     The Audit and Exam Committee is responsible for reviewing with the Company's independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviewing the scope and results of the Company's internal auditing procedures; consulting with the independent accountants and management with regard to the Company's accounting methods and the adequacy of the Company's internal accounting controls; approving professional services provided by the independent accountants; reviewing the independence of the independent accountants; and reviewing the range of the independent accountants' audit and non-audit fees. Audit and Exam Committee members are William H. Anderson, II, H. Speer Burdette, III, David B. Dunaway and James W. Johnson.

     The Benefits and Compensation Committee is responsible for setting the compensation and benefits of the executive officers and other employees of the Company and its subsidiaries. Benefits and Compensation Committee members are William H. Anderson, II, H. Speer Burdette, III, David B. Dunaway and James W. Johnson.

     The Executive Management Committee reviews, on a monthly basis, the Company's financial reports, including reports of loans made and savings activities during the preceding month. The Executive Management Committee also reviews and ratifies any investments made by the Company. Executive Management Committee members are Stephen W. Doughty, Joseph W. Evans, J. Daniel Speight and
J. Thomas Wiley, Jr.

     The Board of Directors as a whole functions as a nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Company in accordance with the procedures set forth in

Section 2.14 of the Bylaws of the Company. See "Shareholder Proposals for 2004 Annual Meeting" below.

Audit and Exam Committee Report

     The Audit and Exam Committee reports as follows with respect to the audit of the Company's 2002 audited consolidated financial statements.

     o The Committee has reviewed and discussed the Company's 2002 audited consolidated financial statements with the Company's management;

     o The Committee has discussed with the independent auditors, Porter Keadle Moore, LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements;

     o The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1, which relates to the auditor's independence from the corporation and its related entities, and has discussed with the auditors the auditors' independence from the Company; and

     o Based on review and discussions of the Company's 2002 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 2002 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

          March 7, 2003            H. Speer Burdette, III, Chairman

                                   William H. Anderson, II
                                   David B. Dunaway
                                   James W. Johnson

Audit and Exam Committee Charter

     The Board of Directors has adopted a written charter for the Audit and Exam Committee. The Board of Directors reviews and approves any changes to the Audit and Exam Committee charter.

Independence of Audit and Exam Committee Members

     The Company's Audit and Exam Committee is comprised of William H. Anderson, II, H. Speer Burdette, III. David B. Dunaway and James W. Johnson. Each of these members meets the requirements for independence as defined by the applicable Nasdaq Stock Market listing standards.

Director Compensation

     Non-employee members of the Board of Directors receive $3,750 per quarter, which includes all board meetings and assigned committee meetings for the Company's and Flag Bank's boards. The Company paid a total of $56,650 in directors' fees in 2002. Directors who are employees of the Company or its subsidiaries do not receive directors' fees.

     The Company's 1994 Directors Stock Incentive Plan (the "Directors Stock Plan"), provides that each person who becomes a director of the Company and who is not an employee of the Company or any of its subsidiaries will be granted an option for the purchase of 5,000 shares of common stock upon the commencement of his or her service as a director. Additionally, the Directors Stock Plan provides that as of each March 1st, starting at March 1, 1995 and ending on March 1, 2004, the non-employee directors as a group will be entitled to receive options to purchase an aggregate of 6,000 shares of common stock if the Company's book value as of the immediately preceding December 31st equals or exceeds 106% of the Company's book value as of the prior December 31st. If the options are granted, the 6,000 shares subject to the options are allocated equally among the non-employee directors.

     No directors received options pursuant to this provision of the Directors Stock Plan in 2002. However, on February 19, 2002, the following persons who were then serving as Company directors were granted the following numbers of options. In each case, the options have an exercise price of $9.10 per share, representing the fair market value of the common stock on the date of grant. Each of these directors, except for Messrs. Burdette, Dunaway and Johnson, also received a cash payment of $30,000 on that date in connection with his resignation from the Company's Board.

                                                     No. of
                         Name                        Options
                         ----                        -------

          A. Glenn Bailey                             15,000
          James A. Brett                               7,500
          H. Speer Burdette, III                      15,000
          Robert G. Cochran                            7,500
          David B. Dunaway                             7,500
          Fred A. Durand, III                         15,000
          John R. Hines, Jr.                           7,500
          James W. Johnson                             7,500
          Kelly R. Linch                              15,000
          John W. Stewart, Jr.                        15,000
          Robert W. Walters                           15,000

     In addition, William H. Anderson, II was elected to the Board on that date and was granted an option to purchase 5,000 shares at an exercise price of $9.10 per share.

     Selected directors participate in the First Flag Bank Director Indexed Fee Continuation Program, while others participate in the Citizens Bank Director Indexed Fee Continuation Program. Both of these programs are now sponsored by Flag Bank and provide retirement benefits to the participants and death benefits to their designated beneficiaries. Under these programs, predecessors of Flag Bank purchased split-dollar whole life insurance contracts on the lives of each of the participating directors. Flag Bank retains the tax-free build-up of cash surrender value in the policies up to the after-tax opportunity costs for premiums paid on the policies. Any remaining earnings from the policies are accrued to deferred compensation liability accounts for the directors. The earnings in a director's account are payable in ten annual installments commencing 30 days following the director's retirement as a director. In the event the insurance contracts fail to produce positive returns, Flag Bank has no obligation to contribute to the programs. As of December 31, 2002 the cash surrender value of the insurance contracts for all participants, including directors of Flag Bank who are not directors of the Company, was approximately $4,629,000 and the expense incurred during 2002 for the benefits was approximately $6,000.

Compensation Committee Interlocks and Insider Participation

     Until February 2002, the Benefits and Compensation Committee of the Board of Directors of the Company consisted of three non-employee directors, Dr. A. Glenn Bailey, Fred A. Durand, III, and James

W. Johnson, and two employee directors, John S. Holle, who then served as Chairman of the Board of the Company, and J. Daniel Speight, who then served as Chief Executive Officer of the Company. Mr. Durand served as Chairman of the Committee.

     From February 2002 to February 2003, the Benefits and Compensation Committee consisted of Messrs. Anderson, Burdette, Dunaway, Evans and Johnson. Mr. Evans is the Chairman, President and Chief Executive Officer of the Company and is also a director of Southern Trust Insurance Company and certain affiliated corporations in which Mr. Anderson serves as a director and/or executive officer. Mr. Evans resigned from the Benefits and Compensation Committee in February 2003. Messrs. Holle, Speight and Evans did not participate in compensation discussions affecting themselves or decisions regarding the award of stock-based compensation under the Company's 1994 Employee Stock Incentive Plan.

     In February 2002, each of Messrs. Anderson, Bailey, Evans, Holle, Johnson and Speight purchased shares of Company common stock and warrants to purchase Company common stock at an exercise price of $9.10 per share in a private placement. The date of purchase, number of securities purchased and purchase price are indicated below. Each person paid the full amount of the purchase price by means of a promissory note in favor of the Company. Each note bore interest at 4.75% per annum, was payable in 30 days and was repaid in full in March 2002.


                                                                                                           Total
                                            No. of      Price Per         No. of        Price Per         Purchase
Name                        Date            Shares        Share           Warrants       Warrant           Price
----                        ----            ------      ---------        ---------      ---------       ----------

Mr. Anderson              2/19/02           150,000       $9.10           150,000         $1.00         $1,515,000
Dr. Bailey                 3/5/02             6,000       $9.90             6,000         $1.00           $ 65,400
Mr. Evans                 2/19/02           150,000       $9.10           150,000         $1.00         $1,515,000
Mr. Holle                 2/19/02             6,000       $9.10             6,000         $1.00           $ 60,600
Mr. Johnson               2/19/02             6,000       $9.10             6,000         $1.00           $ 60,600
Mr. Speight               2/19/02            30,000       $9.10            30,000         $1.00           $303,000

     On October 15, 2002, the Company repurchased 56,062 options held by Mr. Holle for an aggregate purchase price of $112,124, which the Board determined to be the fair market value of the options as of that date.

                   Benefits and Compensation Committee Report
                            on Executive Compensation

     The Benefits and Compensation Committee (the "Committee") of the Board of Directors of the Company establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers and awards stock-based compensation to executive officers and employees of the Company. The Committee generally is responsible for the compensation and benefit plans for all employees and is directly accountable for reviewing and monitoring compensation and benefit plans, and payment and awards under those plans, for the Company's senior executives. In carrying out these responsibilities, the Committee reviews the design of all compensation and benefit plans applicable to executive officers, determines base salaries, reviews incentive plan performance measures, establishes incentive targets, approves cash incentive awards based on performance, grants stock options and other long-term incentives, and monitors the administration of the various plans. In all of these matters, the Committee's decisions are reviewed and approved or ratified by the Board of Directors.

     During 2001 and early 2002, the Benefits and Compensation Committee consisted of Fred A. Durand, III (Chairman), Glenn A. Bailey, John S. Holle, James W. Johnson and J. Daniel Speight In February 2002, Messrs. Durand, Bailey and Holle resigned as directors of the Company and the Benefits and Compensation Committee was reconstituted to consist of William H. Anderson, II, H. Speer Burdette, III, David B. Dunaway, Joseph W. Evans and James W. Johnson. Mr. Evans resigned from the Committee in February 2003.

     This report is submitted by the members of the prior and reconstituted committees who participated in deliberations regarding 2002 executive compensation and who are currently directors or employees of the Company. The prior committee approved the compensation paid to Messrs. Speight, Holle and Hinely and the initial salaries for Messrs. Doughty and Wiley, with Mr. Speight abstaining from all discussions and decisions regarding his own compensation. The reconstituted committee approved subsequent changes to Mr. Hinely's compensation, the terms of the change in control agreements and bonus payments for Messrs. Doughty and Wiley and (with Mr. Evans abstaining) prospective compensation for the Chief Executive Officer for 2003.

Base Salaries

     The salary of the Chairman and Chief Executive Officer is evaluated solely by the Committee (excluding the Chairman and Chief Executive Officer with respect to his own salary). Salaries for the other executive officers generally are recommended by the Chairman and Chief Executive Officer and reviewed by the Committee. Executive officer salaries are based principally on a subjective review of the executive's individual performance and degree of experience and are also designed to be competitive with salaries paid to executives in similar positions in financial institutions of comparable asset size. See "Compensation of the Chief Executive Officer" for information regarding his base salary arrangements.

Annual Incentives

     One of the Committee's objectives in managing executive compensation is to link directly a significant portion of executive pay to Company performance. The Committee awarded bonuses to the Company's executive officers (excluding its Chief Executive Officer, whose compensation is discussed separately below) based upon the Company's performance against budget in 2002. The amounts of these bonuses ranged from $32,375 to $62,500 and are shown in the Summary Compensation Table.

Long-term Incentives

     Another major objective of the Committee in managing executive compensation is to reward executives for increasing the value of the Company to its shareholders. The Flag Financial Corporation 1994 Employees Stock Incentive Plan (the "Plan") accomplishes this objective by providing executives with opportunities to earn and acquire a meaningful ownership interest in the Company. The Committee (excluding employee members) is authorized to make awards of stock options and other stock-based incentives and has the sole authority to select the officers and other key employees to whom awards may be made under the Plan.

     Under the terms of the Plan, it must be administered by a committee of non-employee directors. Accordingly, neither Mr. Evans nor, when they were members of the Committee, Mr. Speight or Mr. Holle, participated in the administration of the Plan, including the granting of awards under the Plan, except to the extent of making recommendations to the Committee regarding awards of stock-based compensation under the Plan.

     Because the value of stock options and other stock awards is determined by the price of the common stock, the Committee believes these awards benefit stockholders by linking a potentially significant portion of executive pay to the performance of the common stock. In addition, the Plan assists the Company in attracting and retaining key employees and providing a competitive compensation opportunity. Awards to executive officers under the Plan for 2002 were granted based on the Committee's subjective assessment of the executive's contributions to the Company's performance and the degree to which compensation in the form of a long-term incentive was likely to produce improved earnings, return on equity and assets and other measures of Company performance. The terms of the option grants are shown in the Summary Compensation Table and the table headed "Option Grants in Last Fiscal Year."

     In addition to the option grants described above, each of the Company's common stock and executive officers purchased a significant amount of Company stock and warrants from the Company at fair market value in February 2002 as described in "Compensation Committee Interlocks and Insider Participation" and "Related Party Transactions" elsewhere in this proxy statement. The Committee believes that this investment provides a similar, but stronger, long-term incentive toward improved Company performance, given that each officer has already invested significant personal capital in the Company.

Benefits

     In general, the benefit plans provided to key employees, such health care, life insurance, profit sharing and 401(k), are intended to provide an adequate retirement income as well as financial protection against illness, disability or death. Benefits offered to executive officers were substantially the same as those provided to all employees, with some variation.

Employment Agreements

     In connection with a transition in the Company's management team in February 2002, the Company entered into new employment agreements with certain of its executive officers. These agreements are described in detail under "Employment and Change in Control Agreements." The members of the Compensation Committee reviewed and recommended the material terms of the agreements to the full Board of Directors, with Mr. Speight abstaining from participation in any discussions as a member of the Committee or the Board with respect to his agreement.

Compensation of the Chief Executive Officer

     In determining the compensation of the Chief Executive Officer, the Committee is guided by the Company's compensation philosophy as described in this report, the Company's financial and business performance and competitive practices. In connection with his investment in the Company and assumption of his role as Chief Executive Officer, however, Mr. Evans agreed to forego any salary, bonus or other compensation until 2003. Instead, he invested over $1.5 million in the Company when he became Chief Executive Officer as described under "Compensation Committee Interlocks and Insider Participation." As a result, Mr. Evans has a significant stake in the Company's success. The Committee therefore did not approve separate compensation for Mr. Evans for 2002 and determined that his significant investment in the Company provided an appropriate incentive for his performance as Chief Executive Officer during that year.

     For 2003, Mr. Evans' salary has been set at $150,000 per year, with an opportunity for an increase to a maximum of $397,500 based on the degree, if any, to which the Bank exceeds its 2003 budgeted net income. His 2003 maximum compensation is based on a 2004 base salary of $265,000 with a 50% bonus potential, with the additional amount potentially payable for 2003 representing the difference between his 2004 combined salary and bonus potential and his $150,000 base salary for 2003.

     Mr. Speight served as Chief Executive Officer of the Company until February 2002, at which time his title changed to President of the Company and Chairman of the Bank. In connection with this change, he entered into a new employment agreement with the Company. The terms of this agreement are described under "Employment and Change in Control Agreements" and the circumstances surrounding its approval are described in the preceding section of this report. Specifically, his salary was based on the Committee's subjective evaluation of his individual performance, his bonus was based on the Company's performance against budget and the options were granted as an incentive toward continued long-term performance.

Summary

     The Company's executive compensation program encourages executives to manage the Company profitability and to increase the value of the business to the shareholders. The emphasis on annual and long-term incentives is consistent with the Committee's policy of linking pay to performance and increasing shareholder value. The Committee believes this approach provides competitive compensation and is in the best interest of the stockholders. The Committee will continue to monitor the effectiveness of the executive compensation program and will initiate changes as it deems appropriate.

     Submitted by the following current and former members of the Benefits and Compensation Committee of the Board of Directors of Flag Financial Corporation.

                  Current Members                    Former Members
                  ---------------                    --------------

                  William H. Anderson, II            Joseph W. Evans
                  H. Speer Burdette, III             John S. Holle
                  David B. Dunaway                   J. Daniel Speight
                  James W. Johnson

Performance Graph

     The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock to the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stock Index for the past five years. The Performance Graph assumes reinvestment of dividends, where applicable.

                              [GRAPH APPEARS HERE]

                                12/1997    12/1998    12/1999    12/2000    12/2001    12/2002
                               -------    -------    -------    -------    -------    -------

 Flag Financial Corporation    100.00      81.6       51.2       39.2       67.1       91.6
 Nasdaq Stock Market           100.00     141.0      261.5      157.4      124.9       86.3
  (US Companies)
 Nasdaq Bank Stocks            100.00      99.4       95.5      108.9      118.0      120.6
  SLC 6020-6029,
   6,710-6,719
   US & Foreign



                             EXECUTIVE COMPENSATION

Summary of Compensation

     The following table shows information concerning annual and long term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years indicated of the two individuals who served as our Chief Executive Officer during 2002, the other most highly compensated executive officers who served in such capacities as of December 31, 2002 and who earned over $100,000 in salary and bonus during 2002, and two former executive officers who would be within that category except that they were no longer serving as executive officers of the Company on December 31, 2002 (the "Named Executive Officers").





                           Summary Compensation Table

                                                                                                    Long-Term
                                                                                                   Compensation
                                                    Annual Compensation                               Awards
                                     ------------------------------------------------------------     ------
                                                                                                    Securities
                                                                                                    Underlying
Name and                                                                      Other Annual           Options        All Other
Principal Position                   Year         Salary           Bonus      Compensation (2)    (# of shares)   Compensation (3)
------------------                   ----         ------           -----      ----------------    -------------   ----------------

Joseph W. Evans                      2002         -0- (4)         -0- (4)        -0-    (4)              -0-             -0-(4)
---------------
Chairman, President and Chief
Executive Officer of the
Company (1)




J. Daniel Speight                    2002        $250,000        $ 50,000         42,104(5)              -0-        $361,074
-----------------
Vice Chairman, Chief                 2001        $250,000        $ 50,000        -0-                   7,500        $ 11,633
Financial Officer and                2000        $215,000        $ 86,000        -0-                  40,000        $  8,907
Secretary of the Company (1)




Stephen W. Doughty                   2002        $129,167        $ 62,500        -0-                     -0-        $  6,665
------------------
Vice Chairman and Chief Risk
Management Officer of the
Company (1)



J. Thomas Wiley, Jr                  2002        $129,167        $ 62,500        -0-                     -0-        $  6,593
-------------------
Vice Chairman and Chief
Banking Officer of the
Company (1)



John S. Holle                        2002        $143,750        $ 43,000        $26,288(5)           20,000      $1,209,382(6)
-------------
Former Chairman of the Board         2001        $215,000        $ 43,000        -0-                   7,500        $ 13,041
of the Company (1)                   2000        $215,000        $ 86,000        -0-                  40,000        $ 15,146



Charles O. Hinely                    2002        $125,000        $ 32,375        $38,869(5)              -0-        $792,044(6)
-----------------
Former Executive Vice                2001        $185,000        $ 32,375        -0-                   7,500        $ 10,580
President and Chief Operating        2000        $160,000        $ 56,000        -0-                  61,835        $  6,584
Officer of the Company (1)

-------------------

     (1) As of February 19, 2002, Joseph W. Evans replaced J. Daniel Speight as Chief Executive Officer of the Company, Messrs. Doughty and Wiley became executive officers of the Company and Mr. Holle resigned as an executive officer of the Company. Mr. Hinely resigned as an executive officer as of July 31, 2002.

     (2) We have omitted information on "perks" and other personal benefits with an aggregate value below the minimum amount required for disclosure under the Securities and Exchange Commission regulations.

     (3) Consists of matching contributions to the Company's Profit Sharing Plan and 401(k) Plan and of insurance premiums for term and other life insurance in the following amounts:

                                                          Profit Sharing/401(k)               Insurance
         Name                             Year            Matching Contributions               Premiums
         ----                             ----            ----------------------               --------

         Mr. Evans                        2002                     $ -0-                          $ -0-

         Mr. Speight                      2002                   $10,000                         $1,074
                                          2001                   $10,500                         $1,133
                                          2000                    $7,615                         $1,292

         Mr. Doughty                      2002                    $6,458                           $207

         Mr. Wiley                        2002                    $6,458                           $135

         Mr. Holle                        2002                    $7,188                         $2,194
                                          2001                   $10,500                         $2,541
                                          2000                   $10,500                         $4,646

         Mr. Hinely                       2002                    $6,250                           $794
                                          2001                    $9,250                         $1,330
                                          2000                    $5,333                         $1,251


     (4) Mr. Evans volunteered to forego any salary, bonus or other compensation as the Company's Chief Executive Officer as is more fully described in "Benefits and Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer."

     (5) Includes the value of a company car ($19,250 for Mr. Speight, $24,600 for Mr. Holle and $38,094 for Mr. Hinely) transferred to the indicated person and the value of personal use of the car during 2002. Also includes, in the case of Mr. Speight, $22,152 in rent paid by the Company on a condominium available for his use in connection with travel on behalf of the Company.

     (6) Includes $1.2 million paid under Mr. Holle's Cancellation Agreement and $785,000 paid under Mr. Hinely's Cancellation Agreement. See "Employment and Change in Control Agreements."

                        Option Grants in Last Fiscal Year

     The following table provides details regarding stock options granted to the Named Executive Officers in 2002. The options described below are presently exercisable.


                                                                                                Potential Realizable Value
                                                                                                at Assumed Annual Rate of
                                                                                                 Stock Price Appreciation
                                             Individual Option Grants                              for Option Term (2)
                         ------------------------------------------------------------------    -----------------------------

                                                 % of Total
                                                   Options
                                    Securities   Granted to
                                    Underlying    Employees   Exercise or
                         Date of      Options     in Fiscal    Base Price     Expiration
         Name              Grant    Granted (#)   Year (%)     ($/Sh)(1)         Date               5%             10%
         ----              -----    -----------   --------     ---------         ----               --             ---

Joseph W. Evans               --           0          --             --           --                  --            --
J. Daniel Speight             --           0          --             --           --                  --            --
Stephen W. Doughty            --           0          --             --           --                  --            --
J. Thomas Wiley, Jr.          --           0          --             --           --                  --            --
John S. Holle            3/26/02      20,000          46           9.10        3/26/12          $114,459      $290,061
Charles O. Hinely             --           0          --             --           --                  --            --

-------------------

(1) Option holders may pay the exercise price by delivery of already-owned shares. Option holders can pay tax withholding obligations related to exercise of the options by offset of the underlying shares, subject to certain conditions.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the price of the Company's common stock.


                       Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values



                                      Number of Securities
                                    Underlying Unexercised                    Value of Unexercised
                                   Options at Fiscal Year-End                 In-the-Money Options (1)
                                --------------------------------------------------------------------

  Name                          Exercisable        Unexercisable     Exercisable       Unexercisable
  ----                          -----------        -------------     -----------       -------------
  Joseph W. Evans                        0                  0                 --                --
  J. Daniel Speight                110,081             45,419           $215,180          $333,393
  Stephen W. Doughty                     0                  0                 --                --
  J. Thomas Wiley, Jr.                   0                  0                 --                --
  John S. Holle                     53,956             47,294           $439,761          $347,061
  Charles O. Hinely                 62,417             47,168           $314,211          $341,559



(1) Reflects information relating only to options held by the Named Executive Officers with exercise prices that were less than the market value of the Company's common stock ($11.35 per share) at December 31, 2002.

     The Named Executive Officers did not exercise any options in 2002.

Employment and Change in Control Agreements

     Mr. Speight

     On February 21, 2002, the Company and Flag Bank entered into an amended and restated employment agreement with J. Daniel Speight The Employment Agreement was substantially the same as the employment agreement previously in effect for Mr. Speight, except for changes in his base salary, title and responsibilities, entitlement to certain "perks," and a provision in the amended and restated Employment Agreement providing for a cash payment in the amount of $350,000 for Mr. Speight in consideration of his execution of the new Employment Agreement and the concessions contained therein.

     The Employment Agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until any party notifies the others that the automatic renewals should discontinue. The Employment Agreement provides for an annual salary that is reviewed at least annually by the Board of the Company and Flag Bank. Mr. Speight's initial base salary under the Employment Agreement is $250,000. The Employment Agreement also provides for Mr. Speight to participate in any bonus, stock option or other executive compensation programs available to senior management of the Company. Mr. Speight received title to his company car and is entitled to various "perks" and to participate in all group employee benefit plans. Mr. Speight is also entitled to participate in a deferred compensation program similar to the split dollar insurance program provided by the Company during prior years. In addition, the Employment Agreement provides that if the Company reduces or eliminates dividends on its common stock for any quarter during the term of the Employment Agreement, Mr. Speight will receive an amount equal to $9,000 less the amount of any dividends he actually receives during the quarter, with the payment to be reduced to reflect the proportionate effect of any reduction in the number of shares of the Company's common stock he owns during that quarter.

     The Employment Agreement states that, in the event the Company or Flag Bank terminates Mr. Speight's employment other than for "cause" (as defined in the Employment Agreement) or Mr. Speight terminates his employment for "cause" or due to a change in control, Mr. Speight is entitled to receive a severance payment in a lump sum amount equal to his average monthly compensation multiplied by the number of months remaining in the term of the Employment Agreement. If there are less than twelve months remaining in the term of the Employment Agreement, Mr. Speight will be entitled to receive a lump sum payment equal to his average monthly compensation multiplied by twelve. Mr. Speight will also be entitled to receive an amount equal to the COBRA health continuation coverage costs for himself and his dependents for the longer of (a) twelve months, (b) the remaining term of the Employment Agreement or (c) the period during which Mr. Speight and his dependents are eligible to continued COBRA coverage from the Company.

     Pursuant to the terms of the Employment Agreement, during the term of his employment and for twelve months following his termination of employment, Mr. Speight agrees not to compete with the Company or Flag Bank or solicit any of their customers or employees. The agreement not to compete and not to solicit customers or employees does not apply if (1) the Company or Flag Bank terminates Mr. Speight without cause, (2) Mr. Speight terminates his employment in connection with a change in control of the Company, or (3) Mr. Speight terminates employment for cause.

     Mr. Hinely

     Charles O. Hinely, the former Executive Vice President and Chief Financial Officer of the Company and Flag Bank, entered into an amended and restated employment agreement with the Company dated as of February 21, 2002. The Employment Agreement was substantially the same as the employment agreement previously in effect for Mr. Hinely, except for changes in his base salary, title and responsibilities, entitlement to certain "perks" and a provision in the amended and restated Employment Agreement providing for a cash payment in the amount $125,000 in consideration of his execution of the new Employment Agreement and the concessions contained therein.

     The Employment Agreement provided for a term of three years that automatically renewed each day after the effective date so that the term remained a three-year term until any party notified the others that the automatic renewals should discontinue. The Employment Agreement provided for an annual salary to be reviewed at least annually by the Board of the Company and Flag Bank. Mr. Hinely's initial base salary under his Employment Agreement was $185,000. The Employment Agreement also provided for Mr. Hinely to participate in any bonus, stock option or other executive compensation programs available to senior management of the Company. Mr. Hinely received title to his company car and was entitled to various "perks" and to participate in all group employee benefit plans.

     The Employment Agreement provided that, in the event the Company terminated Mr. Hinely's employment other than for "cause" (as defined in the Employment Agreement) or Mr. Hinely terminated his employment for cause or due to a change in control (as defined in the Employment Agreement), Mr. Hinely was entitled to receive a severance payment in a lump sum amount equal to his average monthly compensation multiplied by the number of months remaining in the term of the Employment Agreement. If there were less than twelve months remaining in the term of the Employment Agreement, Mr. Hinely would have been entitled to receive a lump sum payment equal to his average monthly compensation multiplied by twelve. Mr. Hinely would have also been entitled to receive an amount equal to the COBRA health continuation coverage costs for himself and his dependents for the longer of (a) twelve months, (b) the remaining term of the Employment Agreement or (c) the period during which Mr. Hinely and his dependents were eligible to continued COBRA coverage from the Company.

     Pursuant to the terms of the Employment Agreement, during the term of his employment and for twelve months following termination of his employment, Mr. Hinely agreed not to compete with the Company or Flag Bank or solicit any of their customers or employees. The agreement not to compete and not to solicit customers or employees would not apply if (1) the Company terminated Mr. Hinely without cause, (2) Mr. Hinely terminated his employment in connection with a change in control of the Company, or (3) Mr. Hinely terminated employment for cause.

     On July 31, 2002, the Company entered into a Cancellation Agreement with Mr. Hinely, pursuant to which the provisions of his Employment Agreement were cancelled, except for the notice provisions, the restrictive covenants and the enforcement provisions thereof. Under the Cancellation Agreement, Mr. Hinely resigned from all of his positions as an officer and director of the Company and Flag Bank. In settlement of the Company's and Flag Bank's obligations to Mr. Holle under the Employment Agreement, the Company paid to Mr. Hinely a lump sum cash payment equal to $785,000.

     The Cancellation Agreement provides that Mr. Hinely will continue to be employed by Flag Bank as Project Coordinator from August 1, 2002 through December 31, 2003. The agreement provides that Mr. Hinely will receive an annual base salary of $25,000 and will be entitled to receive an incentive bonus at the discretion of the Board of Flag Bank. To the extent he is eligible, Mr. Hinely will be entitled to participate in the Company's employee benefit plans available to similarly situated employees during the term of his employment. On December 31, 2004, Mr. Hinely will be entitled to receive a lump sum payment equal to $21,888, unless Mr. Hinely's employment is terminated earlier by Flag Bank with cause or due to his death.

     Under the Cancellation Agreement, if Flag Bank terminates Mr. Hinely's employment without "cause" (as defined in the Employment Agreement) or Mr. Hinely terminates with cause, Mr. Hinely will be entitled to receive a lump sum payment representing the base salary to which he would have been entitled for the months remaining from the date of termination until December 31, 2003. Mr. Hinely will be subject to the non-compete and non-solicitation provisions in his original Employment Agreement if he voluntarily terminates his employment with Flag Bank. Under those provisions, Mr. Hinely agrees not to compete with the Company or Flag Bank or to solicit any of their customers or employees during his employment and for twelve months following termination.

     Mr. Holle

     John S. Holle, the former Chairman of the Company and Regional President of Flag Bank, was a party to an employment agreement with the Company dated as of January 1, 2001. Mr. Holle's Employment Agreement provided for a term of three years that automatically renewed each day after the effective date so that the term remained a three-year term until any party notified the others that the automatic renewals should discontinue. The Employment Agreement provided for an annual salary to be reviewed at least annually by the Board of Directors of the Company and Flag Bank. Mr. Holle's initial base salary under his agreement was $215,000. The Employment Agreement also provided for Mr. Holle to participate in any bonus, stock option or other executive compensation programs available to senior management of the Company. The Employment Agreement provided Mr. Holle with an automobile to be used by him for business and personal purposes. Mr. Holle was also entitled to various "perks" and to participate in all group employee benefit plans.

     The Employment Agreement provided that, in the event the Company terminated Mr. Holle's employment other than for "cause" (as defined in the Employment Agreement) or Mr. Holle terminated his employment for cause or due to a "change in control" (as defined in the Employment Agreement), Mr. Holle was entitled to receive a severance payment in a lump sum amount equal to his average monthly compensation multiplied by the number of months remaining in the term of the Employment Agreement. If there were less than twelve months remaining in the term of the Employment Agreement, Mr. Holle would have been entitled to receive a lump sum payment equal to his average monthly compensation multiplied by twelve. Mr. Holle would have also been entitled to receive an amount equal to the COBRA health continuation coverage costs for himself and his dependents for the longer of (a) twelve months, (b) the remaining term of his Employment Agreement or (c) the period during which Mr. Holle and his dependents were eligible to continued COBRA coverage from the Company.

     Pursuant to the terms of the Employment Agreement, during the term of his employment and for twelve months following the termination of his employment, Mr. Holle agreed not to compete with the Company or Flag Bank or solicit any of their customers or employees. The agreement not to compete and not to solicit customers or employees would not apply if (1) the Company terminated Mr. Holle without cause, (2) Mr. Holle terminated his employment in connection with a change in control of the Company, or (3) Mr. Holle terminated employment for cause.

     On February 20, 2002, the Company entered into a Cancellation Agreement with Mr. Holle, pursuant to which the provisions of his Employment Agreement were cancelled, except for the notice provisions, the restrictive covenants and the enforcement provisions thereof. The Cancellation Agreement was amended on March 26, 2002. In settlement of the Company's and Flag Bank's obligations to Mr. Holle under his Employment Agreement, the Company: (i) paid to Mr. Holle a lump sum cash payment equal to $950,000; (ii) transferred to Mr. Holle the title to his company car; (iii) granted Mr. Holle new options to purchase 20,000 shares of the Company's common stock at an exercise price of $9.10 per share; and (iv) contributed to a grantor trust established for Mr. Holle's benefit a $250,000 success fee for his cooperation with the Company's transition to a new management team and efforts toward developing the Company's business in the LaGrange, Georgia market.

     The Cancellation Agreement provides that Mr. Holle will continue to be employed by Flag Bank as the Chairman of its LaGrange, Georgia Advisory Board and will continue to serve as a director of Flag Bank. The Cancellation Agreement provides for a one-year term that automatically renews each day after the effective date so that the term remains a one-year term until any party notifies the others that the automatic renewals should discontinue. The agreement provides for an annual base salary of $120,000 and Mr. Holle will be entitled to receive an incentive bonus at the discretion of the Board of Flag Bank. Mr. Holle will be entitled to continue to participate in the Company's deferred compensation program, to receive club dues for a period of two years and to participate in employee benefit plans available to similarly situated employees during the term of his employment.

     Under the Cancellation Agreement, if Flag Bank terminates Mr. Holle's employment without "cause" (as defined in the Employment Agreement) or if Mr. Holle terminates his employment for cause on or before March 31, 2003, Mr. Holle will be entitled to receive a lump sum payment equal to the base salary to which he would have been entitled for the months remaining from the date of termination until March 31, 2004. If Flag Bank terminates Mr. Holle's employment without cause on or after April 1, 2003, Mr. Holle will be entitled to receive a lump sum payment equal to the base salary that he would have received over the remaining term of the Cancellation Agreement. Mr. Holle will be subject to the non-compete and non-solicitation provisions in his original Employment Agreement if he voluntarily terminates his employment with Flag Bank. Under those provisions, Mr. Holle agrees not to compete with the Company or Flag Bank or to solicit any of their customers or employees during his employment and for twelve months following termination.

     Mr. Doughty and Mr. Wiley

     On January 13, 2003, the Company entered into Change in Control Agreements with Stephen W. Doughty and J. Thomas Wiley, Jr. Each Change in Control Agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue. Irrespective of the three-year term, the term of each Change in Control Agreement will expire twelve months following a change in control.

     Each Change in Control Agreement provides for payment of benefits in different amounts depending upon whether the change in control is "satisfactory" or "unsatisfactory." An "unsatisfactory" change in control is one in which the employee is not offered a commensurate position with the surviving entity. A "satisfactory" change in control is one in which the employee is offered a commensurate position with the surviving entity.

     In the event of an "unsatisfactory" change in control, if the employee is terminated by the employer without "cause" (as defined in the Change in Control Agreement) or terminates with "good reason" (as defined in the Change in Control Agreement) within twelve months following the change in control, the employee is entitled to receive a severance payment in a lump sum amount equal to three times the sum of his annual base salary and largest annual bonus paid in the three preceding years. The employee will also be entitled to a payment equal to the COBRA health continuation coverage costs for the employee and his dependents during the period in which they are eligible to continue COBRA coverage from the Company.

     In the event of a "satisfactory" change in control, the employee will be eligible to receive a success fee equal to one times his base salary and bonus if the fair market value of the Company's stock increases by twenty-five percent of its pre-change in control value. The success fee will be payable regardless of whether or not the employee accepts the position with the surviving entity. In the event of a satisfactory change in control in which the employee accepts the position with the surviving entity, the employee may terminate employment for any reason within twelve months following the change in control and will be entitled to receive a severance benefit in a lump sum amount equal to two times his base salary and bonus. However, if the success fee described above is payable to the employee, the employee's severance benefit payable upon such a termination following a "satisfactory" change in control will only be equal to one times his base salary and bonus. In addition, the employee will also be entitled to receive a payment equal to the COBRA health continuation coverage costs for the employee and his dependents during the period in which they are eligible to continue COBRA coverage from the Company.

     Pursuant to the terms of each Change in Control Agreement, if the employee receives payment of benefits upon a change in control, for twelve months following the employee's termination of employment, the employee agrees not to compete with the Company or solicit any of its customers and employees.

     Each Change in Control Agreement provides that any payments made under the agreement or otherwise paid in connection with a change in control are subject to cutback in the event that the amount of those payments trigger the application of the golden parachute rules under the Internal Revenue Code.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and any persons who beneficially own more than 10% of the Company's common stock, as well as various affiliates of these persons, to file initial reports of ownership and reports of changes in their ownership of the Company's common stock with the Securities and Exchange Commission. Directors, executive officers and persons beneficially owning more than 10% of the Company's common stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) reports they filed. To the Company's knowledge, no person beneficially owned more than 10% of the Company's common stock during 2002. Based solely on its review of the copies of reports received by it and written representations received by it that no other reports were required, the Company believes that during 2002, all of its directors and executive officers complied with applicable Section 16(a) filing requirements, except that Mr. Anderson filed one late report covering one transaction.

                           RELATED PARTY TRANSACTIONS

     In February 2002, certain of the current and former directors and executive officers of the Company purchased shares of Company common stock and warrants to purchase Company common stock at an exercise price of $9.10 per share in a private placement. In accordance with Securities and Exchange Commission regulations, information regarding purchases by persons who served as members of the Benefits and Compensation Committee during 2002 is set forth under "Compensation Committee Interlocks and Insider Participation." For all other directors and executive officers, the date of purchase, number of securities purchased and purchase price are indicated below. Each person listed below paid the full amount of the purchase price by means of a promissory note in favor of the Company. Each note bore interest at 4.75% per annum and was payable in 30 days. Each note was repaid in full in March 2002.


                                                                                                     Total
                                        No. of        Price Per       No. of        Price Per       Purchase
Name                       Date         Shares          Share        Warrants        Warrant         Price
----                       ----         ------          -----        --------        -------         -----
James A. Brett           2/19/02         6,000          $9.10          6,000          $1.00      $     60,600
Patti S. Davis           2/19/02        24,000          $9.10         24,000          $1.00      $    242,400
Stephen W. Doughty       2/19/02       150,000          $9.10        150,000          $1.00      $  1,515,000
Charles O. Hinely        2/19/02        48,000          $9.10         48,000          $1.00      $    484,800
J. Preston Martin        2/19/02        12,000          $9.10         12,000          $1.00      $    121,200
Thomas L. Redding        2/19/02        18,000          $9.10         18,000          $1.00      $    181,800
J. Thomas Wiley, Jr.     2/19/02       150,000          $9.10        150,000          $1.00      $  1,515,000

     On November 12, 2002, Flag acquired the assets of Bankers Capital Group, LLC ("BCG"), a specialized real estate loan origination business based in Atlanta, Georgia. BCG's principals included Flag's Chairman and Chief Executive Officer, Joseph W. Evans, director William H. Anderson, II and directors and executive officers Stephen W. Doughty and J. Thomas Wiley, Jr. None of these individuals participated in Flag's evaluation or approval of the transactions in view of their positions as principals of BCG. The aggregate purchase price was $1,405,000 in cash paid at closing and an additional $1,500,000 that is contingently payable based on BCG's future performance. Flag's board obtained an independent valuation of BCG's assets and determined that the purchase price represented the price it would pay for such assets to an unaffiliated third party.

     Directors, executive officers, principal shareholders of the Company and their affiliates have been customers of Flag Bank and predecessors from time to time in the ordinary course of business, and additional transactions may be expected to take place in the future. In accordance with applicable federal laws and regulations, all loans by Flag Bank to these persons are made (1) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, (2) do not involve more than the normal risk of collectibility or embody other unfavorable features, and (3) comply with specified quantitative limits imposed by federal laws and regulations. At December 31, 2002, the aggregate amount of loans and extensions of credit outstanding to these persons was approximately $2,721,000, which represented approximately 4.48% of the total equity capital of the Company.

     None of the loans outstanding at the Flag Bank or any predecessor of Flag Bank to directors, executive officers or principal shareholders of the Company at any time during or subsequent to 2002 was or has been on past due or non-accrual status, has been restructured, or is considered by Flag Bank to be a problem loan.


                           PROPOSAL 2: RATIFICATION OF
                             INDEPENDENT ACCOUNTANTS

     The Audit and Exam Committee of the Board of Directors has appointed the firm of Porter Keadle Moore, LLP to serve as independent accountants of the Company for the fiscal year ending December 31, 2003, and the Board has directed that the appointment be submitted to our shareholders for ratification at the Annual Meeting. If the shareholders do not ratify the appointment of Porter Keadle Moore, LLP, the appointment will be reconsidered.

     Audit Fees. In connection with services rendered in connection with the audit of the Company's annual financial statements and the review of the Company's interim financial statements, the Company has estimated that its total audit fees for fiscal year 2002 were approximately $159,000. This figure is based on an estimate provided by our accountants, Porter Keadle Moore, LLP, and includes fees for services that were billed to the Company in fiscal year 2003 in connection with the 2002 fiscal year audit.

     Financial Information Systems Design and Implementation Fees. Porter Keadle Moore, LLP did not perform Financial Information Systems Design or Implementation services in fiscal year 2002.

     Other Fees. During fiscal year 2002, the Company was billed $174,000 by its principal accountants for services not described above. These "other fees" were for services including tax compliance and consulting, merger and acquisition consulting services and outsourced internal audit procedures.

     The Audit and Exam Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company's principal accountants.

     Representatives of Porter Keadle Moore, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

      The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2.


                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than December 15, 2003, to be included in the 2004 proxy materials. A shareholder must notify the Company before January 15, 2004 of a proposal for the 2004 Annual Meeting that the shareholder intends to present other than by inclusion in the Company's proxy material. If the Company does not receive such notice prior to January 15, 2004, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such matter.


              OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

Atlanta, Georgia
March 7, 2003
                                   -----------

     The Company's 2002 Annual Report to Shareholders, which include audited financial statements for the Company, has been mailed to shareholders of the Company with these proxy materials. The Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

 Form of Revocable Proxy


                           FLAG FINANCIAL CORPORATION
         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2003
                         ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Joseph W. Evans and J. Daniel Speight, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Flag Financial Corporation (the "Company"), which the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of the Company, to be held at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia on Tuesday, April 15, 2003, at 2:00 p.m., local time, and at any adjournments thereof, as indicated below.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. Election of Directors: Authority for the election of William H. Anderson, II,
H. Speer Burdette, III and J. Thomas Wiley, Jr. as Class III directors, each to serve until the 2006 Annual Meeting of Shareholders or until their successors are elected and qualified.

  |_|  FOR ALL NOMINEES listed above        |_| WITHHOLD AUTHORITY to vote for
       (except as marked to the                 Nominees listed above
       contrary below).
                           .

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR" above, and write the nominee's name in this space:


-------------------------------------------------------------------------------

2. Ratification of Appointment of Independent Accountants: Authority to ratify the appointment of Porter Keadle Moore, LLP as independent accountants of the Company for the fiscal year ending December 31, 2003.

  |_|   FOR                    |_|   AGAINST                      |_|   ABSTAIN

     THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE NOMINEES IN PROPOSAL 1 AND `FOR' PROPOSAL 2. If any other business is presented to a vote of the shareholders at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

     If the undersigned elects to withdraw this proxy on or before the time of the Annual Meeting or any adjournments of the Annual Meeting and notifies the Secretary of the Company at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy, then the power of the proxies shall be terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and prior to the Annual Meeting does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date for the Annual Meeting.

     Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.



                        ---------------------------------------------------,2003
                        Date

                        --------------------------------------------------------
                        Signature

                        --------------------------------------------------------
                        Signature, if shares held jointly


                        Do you plan to attend the Annual Meeting? |_| YES |_| NO